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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
EXCO Resources, Inc.:

        We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-132551, No. 333-133481, and 333-146376) and on Form S-3 (Nos. 333-142361 and 333-145885) of EXCO Resources, Inc. and subsidiaries of our reports dated February 27, 2008, with respect to the consolidated balance sheet of EXCO Resources, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of EXCO Resources, Inc.

/s/ KPMG LLP

Dallas, Texas
February 27, 2008

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  Exhibit 23.1